Exhibit 99.2

FOR IMMEDIATE RELEASE

CapStar Financial Holdings and Gaylon Lawrence

Announce Collaborative Agreement

NASHVILLE, Tenn., July 23, 2020 (GLOBE NEWSWIRE) — CapStar Financial Holdings, Inc. (“CapStar”, the “Company”) (NASDAQ: CSTR), the parent company of CapStar Bank, and Gaylon Lawrence jointly announced today an agreement to facilitate a strong and supportive relationship to the benefit of all stakeholders and resolve the outstanding litigation between the parties.

“We look forward to engaging with Gaylon and building a productive and mutually beneficial relationship,” said Timothy K. Schools, CapStar President and CEO. “CapStar’s board appreciates Gaylon’s substantial investment and support as we work to maximize our potential. CapStar is a young company and well positioned for continued success, having outstanding employees, industry-leading client delivery and service, and strong geographic positioning, all of which has situated the company to benefit from the likelihood of further industry consolidation.”

“We appreciate our constructive dialogue with CapStar and the progress we have made together,” said Gaylon M. Lawrence. “We initiated an investment in CapStar due to the attractiveness of Nashville’s $64 billion deposit market and the bank’s outstanding prospects. I am supportive of CapStar’s strategic direction, board and leadership team, and look forward to building a long-term relationship sharing common goals of investing in employees, delivering value to clients, supporting communities, and building shareholder value.”

Under the terms of the agreement, both management and the board of directors of CapStar have agreed to regularly scheduled meetings with Mr. Lawrence, Lawrence has agreed to an investment limit not to exceed 9.9% of CapStar’s outstanding common stock for twenty-one months, and Lawrence will vote consistent with the Board’s recommendation on major actions requiring a shareholder vote.

ABOUT CAPSTAR FINANCIAL HOLDINGS, INC.

CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank. CapStar Bank is a commercial bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. As of June 30, 2020, on a consolidated basis, CapStar had total assets of $2.45 billion, gross loans of $1.59 billion, total deposits of $2.10 billion, and shareholders’ equity of $281.95 million. Visit www.capstarbank.com for more information.

ABOUT GAYLON M. LAWRENCE

Gaylon M. Lawrence, a resident of Nashville, TN, is an owner and long-term investor in a diversified group of companies. This includes owning eight banks, three of which are in the Nashville MSA, with total assets exceeding $3.1 billion. Lawrence also owns a series of agricultural-related businesses throughout the country. Additionally, he owns the historic Heitz Cellar and Haynes Vineyard in Napa Valley. Lawrence’s commercial real estate portfolio includes Peabody Plaza and 1201 Demonbreun in Nashville and historic Mare Island in the Bay Area of California. His philanthropic impact includes owning and revitalizing the town of Wilson, Arkansas.

For more information, contact:

Tim Schools

President and Chief Executive Officer

CapStar Financial Holdings

(615) 732-7449

For more information regarding Gaylon M. Lawrence, contact:

Jason West

(615) 257-7085